EXHIBIT 99.1

2020 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 21, 2020, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 9, 2020. The number of shares represented in person or by proxy at the Annual Meeting was 5,135,389 or 86.8% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified. Although Mr. Ziegler received a sufficient number of votes, he passed away on May 12, 2020 and, accordingly, will not be serving as a director. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Nicolas C. Anderson	3,734,187	850,841	550,361
Kimberly A. Box	3,737,229	847,798	550,361
Charles D. Fite	3,710,652	874,376	550,361
Jeffery Owensby	3,722,371	862,657	550,361
Julie A. Raney	3,733,821	851,207	550,361
David E. Ritchie, Jr.	3,733,951	851,077	550,361
William A. Robotham	3,725,249	859,779	550,361
Philip A. Wright	3,729,799	855,229	550,361
Michael A. Ziegler	3,716,925	868,103	550,361

Proposal No. 2 — To approve the American River Bankshares 2020 Equity Incentive Plan.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain	Broker Non-votes
3,180,628	1,342,154	62,246	550,361

Proposal No. 3 — To ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The voting results for Proposal No. 3 were as follows:

For	Against	Abstain
4,433,226	695,829	6,334

Proposal No. 4 — To approve, on an advisory (non-binding) basis, the Company’s named executive officer compensation

Management previously recommended and shareholders approved the named executive officer compensation. The voting results for Proposal No. 4 were as follows:

For	Against	Abstain	Broker Non-votes
3,192,781	722,261	669,986	550,361

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